Exhibits

Sub-Item 77C: Submission of matters to a vote of security holders

On February 22, 2012, the sole shareholder of the Driehaus
International Credit Opportunities Fund of Driehaus Mutual
Funds (the "Trust") adopted, in lieu of a meeting of shareholders, the following resolution:

	RESOLVED, that the Investment Advisory Agreement between the Trust and Driehaus Capital Management
LLC, as amended by the Letter Agreement dated
February 22, 2012 with respect to the Fund, in the form attached hereto, is hereby approved.